Exhibit 23.3

Consent of Independent Registered

Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 28, 2009, except for Note 18, as to which the date is October 16, 2009, in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-162543) and related Prospectus of Cellu Tissue Holdings, Inc. for the registration of 8,970,000 shares of its Common Stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 7, 2010